Exhibit 99.1

FOOT LOCKER, INC. ELECTS SONIA SYNGAL AND JOHN VENHUIZEN TO BOARD OF DIRECTORS

NEW YORK, NY, Jan. 14, 2025 -- Foot Locker, Inc. (NYSE: FL) today announced that its Board of Directors has elected Sonia Syngal and John Venhuizen as directors of the Board, effective January 12, 2025. The Company also announced today that Guillermo G. Marmol will not stand for reelection at the Company’s 2025 Annual Meeting of Shareholders in accordance with the Company’s Director Retirement Age Policy within the Company’s Corporate Governance Guidelines.

Ms. Syngal is an accomplished retail executive with two decades of industry experience spanning ecommerce sales, global supply chain, operations, brand strategy and marketing. She most recently served as President and Chief Executive Officer of Gap, Inc., including overseeing Old Navy, Gap, Banana Republic, and Athleta, after having served in other leadership roles within the organization, including Division President & CEO, Old Navy and Executive Vice President, Global Supply Chain. She also serves as a member of the Board of Directors of Tanger, Inc.

Mr. Venhuizen has served for 12 years as President and Chief Executive Officer of Ace Hardware Corporation, the largest hardware cooperative and hardline distributor in the world, after having previously served as its President and Chief Operating Officer. During his 30-year tenure at Ace, he has held positions of increasing responsibility including leadership roles overseeing marketing, store operations, strategy, business development, supply chain, IT and international.

“In line with our continued focus on regular refreshment to ensure we have the right mix of skills and experience on our Board, we are delighted to welcome Sonia and John as new independent directors,” said Dona D. Young, Non-Executive Chairman. “Both Sonia and John bring substantial leadership and retail industry expertise, and we are confident both will be valuable additions to our Board. We are pleased to benefit from their respective insights as we continue to oversee execution of the Company’s initiatives and focus on delivering shareholder value. On behalf of the entire Board, I would also like express our sincere gratitude to Gil for his significant contributions to Foot Locker, Inc. during his time as a director.”

Mary Dillon, President and Chief Executive Officer of Foot Locker, Inc. added, “We are thrilled to welcome Sonia and John to our Board. We look forward to benefitting from their complementary experience and fresh perspectives as we continue to execute our Lace Up Plan, pursue operational excellence, revamp our digital experience, and strengthen customer engagement initiatives.”

Mrs. Syngal commented, “I am pleased to join Foot Locker, Inc.’s Board and leverage my experience with multi-banner, international retail operations. I am eager to work with the rest of the Board and the Company’s leadership as the team executes on the vision to unlock the ‘inner sneakerhead’ in its customers and deliver for shareholders.”

“I am passionate about retail and offering unique experiences to customers, and I am excited to bring my expertise to Foot Locker’s Board,” Mr. Venhuizen said. “I look forward to collaborating with my fellow directors and the leadership team to capture the Company’s many opportunities for growth and value creation.”

Foot Locker Media Relations
Dana Yacyk, Senior Director, PR & Communications
mediarelations@footlocker.com

Foot Locker Investor Relations
Kate Fitzsimons, Senior Director, Investor Relations
ir@footlocker.com

ABOUT FOOT LOCKER, INC.

Foot Locker, Inc. is a leading footwear and apparel retailer that unlocks the “inner sneakerhead” in all of us. With approximately 2,500 retail stores in 26 countries across North America, Europe, Asia, Australia, and New Zealand, and a licensed store presence in Europe, the Middle East and Asia, Foot Locker has a strong history of sneaker authority that sparks discovery and ignites the power of sneaker culture through its portfolio of brands, including Foot Locker, Kids Foot Locker, Champs Sports, WSS, and atmos.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that Foot Locker, Inc. (the “Company”) anticipates will or may occur in the future, including, but not limited to, such things as future strategic plans, financial objectives, financial outlook and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024, filed on March 28, 2024, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether due to new information, future events, or otherwise.